Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1987

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY PARTNERS, L.P. REPORTS

PREDECESSOR FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•	Coke production increased 85 thousand tons in fourth quarter 2012 and 574 thousand tons for the year 2012, driven by our Middletown cokemaking facility, which began operations in October 2011

•	Capacity utilization ran in excess of 100 percent for fourth quarter 2012 and full year 2012

•	Net income more than doubled to $15.3 million in fourth quarter 2012. For full year 2012, net income increased 84.4 percent to $56.8 million

•	Fourth quarter 2012 results are consistent with 2013 forecast and affirm our expected ability to make minimum quarterly distributions beginning in first quarter 2013

Lisle, IL (February 5, 2013) – SunCoke Energy Partners, L.P. (NYSE: SXCP) (“SXCP”) today reported predecessor fourth quarter and full year 2012 results.

SXCP is a newly formed master limited partnership (“MLP”) that owns a 65 percent interest in each of SunCoke Energy, Inc.’s (our sponsor) Haverhill and Middletown cokemaking facilities. (See “Initial Public Offering” section below.) These predecessor results are for periods prior to the initial public offering of SXCP and are presented on a combined basis, including the 35 percent interest owned by our sponsor, SunCoke Energy, Inc.

“With the launch of SunCoke Energy Partners, a new publicly-traded master limited partnership, we created a new industry class, coke manufacturing, within the MLP landscape.” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy Partners, L.P. “We are excited to use the MLP structure to grow our share of the U.S. and Canadian cokemaking market while delivering value to investors over time via expected consistent cash distributions.”

Henderson continued, “Our strong fourth quarter and full year 2012 performance was driven by our new Middletown facility, which began operations in October 2011. The success of the Middletown startup and the sustained solid results at Haverhill this year reflect our continued focus on the disciplined and reliable operation of cokemaking facilities. The strong performance of our Haverhill and Middletown operations combined with our financial flexibility provides a base for SunCoke Energy Partners to pursue growth opportunities in 2013 and beyond.”

SUMMARY RESULTS

	Three months ended			Year ended
	December 31,			December 31,
($ in millions)	2012	2011	Increase	2012	2011	Increase
Coke Production (in ‘000s of tons)	443	358	85	1,766	1,192	574
Coke Sales (in ‘000s of tons)	440	360	80	1,758	1,203	555
Revenues	$186.2	$140.1	$46.1	$740.2	$449.8	$290.4
Operating Income	$24.8	$8.6	$16.2	$91.5	$38.3	$53.2
Net Income	$15.3	$7.3	$8.0	$56.8	$30.8	$26.0

SunCoke Energy Partners, L.P.

Fourth Quarter 2012 Earnings Release

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Revenues increased by 32.9 percent to $186.2 million in fourth quarter and 64.6 percent to $740.2 million in the full year 2012, respectively, versus the same prior year periods.

Fourth quarter 2012 operating income nearly tripled to $24.8 million versus fourth quarter 2011. For full year 2012, operating income grew $53.2 million to $91.5 million as compared to the same prior year period.

Net income rose by $8.0 million to $15.3 million in fourth quarter 2012 and by $26.0 million to $56.8 million for full year 2012 from the same prior year periods, respectively.

The increases in revenues, operating income and net income for fourth quarter 2012 and full year 2012 as compared to same prior year periods, was driven by the contribution of our new Middletown facility, which began operations in October 2011.

INITIAL PUBLIC OFFERING

On January 24, 2013, SXCP completed its initial public offering (“IPO”) of 13.5 million common units representing a 42.1 percent partner interest in the partnership. These common units began trading on the New York Stock Exchange on January 18, 2013 under the symbol SXCP. SunCoke Energy, Inc., through certain of its subsidiaries, owns a 55.9 percent partner interest in the partnership, the incentive distribution rights and is the general partner of the partnership, holding a 2.0 percent general partner interest.

SUNCOKE ENERGY PARTNERS PREDECESSOR

The financial results presented herein represent the financial results of SXCP’s predecessor, which was comprised of 100 percent of the cokemaking operations and related assets of SunCoke Energy, Inc.’s Haverhill and Middletown facilities. These financial results include all revenues, costs, assets and liabilities attributed to the predecessor after the elimination of all significant intercompany accounts and transactions. Upon the closing of the IPO, SunCoke Energy, Inc. contributed a 65 percent interest in the predecessor to SXCP. Future financial reporting will reflect SunCoke Energy, Inc.’s 35 percent ownership interest in these facilities as a noncontrolling interest.

RELATED COMMUNICATIONS

SunCoke Energy Partners, L.P. and SunCoke Energy, Inc. will host a joint investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.sxcpartners.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 34031915. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 34031915#.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership, which manufactures coke used in the blast furnace production of steel. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. We are sponsored by SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of metallurgical coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

SunCoke Energy Partners, L.P.

Fourth Quarter 2012 Earnings Release

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FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements.” Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting the Partnership’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; changes in the marketplace that may affect supply and demand for our metallurgical coke products, including increased exports of coke from China related to reduced export duties and export quotas and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of metallurgical coke; our dependence on, and relationships with, and other conditions affecting, our customers; severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of a customer default and other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which our customers operate; our ability to enter into new, or renew existing, long-term agreements upon favorable terms for the supply of metallurgical coke to domestic and/or foreign steel producers; our ability to develop, design, permit, construct, start up or operate new cokemaking facilities in the U.S.; our ability to successfully implement our international growth strategy; our ability to consummate investments under favorable terms, including with respect to existing cokemaking facilities, which may utilize by-product technology, in the U.S. and Canada, and integrate them into our existing businesses and have them perform at anticipated levels; unanticipated developments may negatively impact the Partnership; receipt of regulatory approvals and compliance with contractual obligations required in connection with the Partnership’s operations; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our cokemaking operations, and in the operations of our major customers, business partners and/or suppliers; changes in the expected operating levels of our assets; our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; our ability to service our outstanding indebtedness; our ability to comply with the restrictions imposed by our financing arrangements; nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; availability of skilled employees for our cokemaking operations, and other workplace factors; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); changes in the availability and cost of equity and debt financing; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by our suppliers; risks related to labor relations and workplace safety; changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations, including those relating to the environment and global warming; the existence of hazardous substances or other environmental contamination on property owned or used by us; claims of our noncompliance with any statutory and

SunCoke Energy Partners, L.P.

Fourth Quarter 2012 Earnings Release

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regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings; historical combined and consolidated financial data may not be reliable indicator of future results; incremental costs as a stand-alone public company; changes in product specifications for the coke that we produce; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of our insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; and effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control. Unpredictable or unknown factors not disclosed in this release also could have material adverse effects on forward-looking statements.

The Partnership has included in its filings with the Securities and Exchange Commission (particularly its Form S-1 initially filed on August 8, 2012 and declared effective on January 17, 2013) cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Partnership. For more information concerning these factors, see the Partnership’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership does not have any intention or obligation to update any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events, after the date of this press release except as required by applicable law.

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SunCoke Energy Partners, L.P.

Fourth Quarter 2012 Earnings Release

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SunCoke Energy Partners Predecessor

Selected Financial and Operating Data

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Dollars in millions)
Income Statement Data:
Revenues
Sales and other operating revenue	$186.2	$140.1	$740.2	$449.8

Costs and operating expenses
Cost of products sold and operating expenses	147.1	117.5	593.5	367.2
Selling, general and administrative expenses	5.5	8.1	22.0	25.7
Depreciation expense	8.8	5.9	33.2	18.6

Total costs and operating expenses	161.4	131.5	648.7	411.5

Operating income	24.8	8.6	91.5	38.3

Interest expense	2.5	2.6	10.3	4.7

Income before income tax expense (benefit)	22.3	6.0	81.2	33.6
Income tax expense (benefit)	7.0	(1.3)	24.4	2.8

Net income	$15.3	$7.3	$56.8	$30.8

Cash Flow Data:
Net cash provided by operating activities	$65.1	$20.5	$95.8	$23.5
Net cash used in investing activities	$(9.4)	$(26.7)	$(17.5)	$(175.7)
Net cash (used in) provided by financing activities	$(55.7)	$6.2	$(78.3)	$152.2

Capital expenditures:
Ongoing capital	$5.4	$2.6	$13.0	$6.3
Expansion capital	—	24.1	—	169.4
Environmental remediation capital	4.0	—	4.5	—

Total	$9.4	$26.7	$17.5	$175.7

Balance Sheet Data (at period end):
Properties, plants and equipment, net			$768.7	$783.8
Total assets			$885.5	$928.7
Total liabilities			$283.8	$305.5
Total parent net equity			$601.7	$623.2

Coke Operating Data:
Owned and Operated Capacity Utilization (%) (1)	107	105	107	102
Coke production volume (thousands of tons)(2)	443	358	1,766	1,192
Coke sales volumes (thousands of tons)(3)	440	360	1,758	1,203

(1)	Periods prior to 2012 exclude capacity utilization for Middletown, which commenced operations in October 2011.
(2)	Includes Middletown production volumes of 153 thousand tons and 602 thousand tons for the three months and year ended December 31, 2012, respectively, and 68 thousand tons for the three months and year ended December 31, 2011.
(3)	Includes Middletown sales volumes of 150 thousand tons and 597 thousand tons for the three months and year ended December 31, 2012, respectively, and 68 thousand tons for the three months and year ended December 31, 2011.